EXHIBIT 10.1

COMPENSATION AGREEMENT

This Compensation Agreement is dated as of March 31, 2009 between Clear Skies Solar, Inc., a Delaware corporation (the “Company”), and Harvey Kesner (the “Consultant”).

WHEREAS, the Company has requested the Consultant to provide the Company with certain SEC related legal services in connection with their business (the “’34 Act Work”) on a fixed fee basis, and the Consultant has agreed to provide the Company with the ’34 Act Work; and

WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered in satisfaction of the monthly fixed fee;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.           The Company shall issue to the Consultant, as consideration for the ’34 Act Work, $8,000 worth of the Company’s Common Stock, par value $0.001 per share, each month for the twelve month period beginning on April 1, 2009.  The 177,778 shares issued to the Consultant for April and May (the “Issued Shares”) were based on a value of $0.09 per share.  The remaining shares to be issued shall be valued at the ten (10) day trading average closing price prior to the first of each month and shall be delivered within ten (10) business days following the first of each month.

2.           The Company shall register 1,177,778 shares of its common stock on a Form S-8 to cover the 177,778 Issued Shares as well as an additional 1,000,000 shares to cover additional issuances under this Compensation Agreement.  The registration statement shall be filed promptly following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, but in no event later than 15 days after such filing.

IN WITNESS WHEREOF, this Compensation Agreement has been executed by the parties as of the date first above written.

CONSULTANT

/s/ Harvey Kesner
Harvey Kesner

The Company:

CLEAR SKIES SOLAR, INC.

/s/ Ezra Green
Ezra Green Chief Executive officer